CHIAT/DAY HOLDINGS, INC.

                          LIQUIDATING TRUST AGREEMENT

     THIS LIQUIDATING TRUST AGREEMENT (this "Trust Agreement"), made as of ____________ __, 1995, by and between Chiat/Day Holdings, Inc., a Delaware corporation (the "Corporation"), on behalf of its stockholders, and Thomas Patty and David C. Wiener (collectively, the "Trustees").

                               W I T N E S E T H:

     WHEREAS, the Class A and Class B common stockholders of the Corporation (collectively, the "Stockholders") adopted a Plan of Liquidation (the "Plan") at a Special Meeting of Stockholders held on _________ __, 1995;

     WHEREAS, pursuant to the Plan, the liquidation and dissolution of the Corporation shall be completed as soon as practicable after the date of adoption of the Plan;

     WHEREAS, there are or may be contingent or other liabilities against the Corporation which may arise in the future;

     WHEREAS, the Stockholders at said Special Meeting authorized the proper officers of the Corporation to transfer for their benefit a part or all of the Corporation's assets to the Trustees;

     WHEREAS, the form of this Trust Agreement and the trust hereby created (the "Trust") have been approved by a majority vote of the Stockholders at said Special Meeting;

     WHEREAS, the Corporation is party to a certain escrow agreement, dated ________, 1995, among the Corporation, Chiat/Day inc. Advertising ("Advertising"), TBWA International Inc. and The Chase Manhattan Bank, N.A., as escrow agent (the "Omnicom Indemnification Escrow Agreement"), pursuant to which the Trust may receive, on behalf of the Stockholders, distributions from time to time of shares of common stock, par value $.50 per share, of Omnicom Group Inc. ("Omnicom Stock"); and

     WHEREAS, the Corporation is party to a certain escrow agreement, dated _______, 1995, among the Corporation, Advertising and _________, as escrow agent (the "Liquidating Trust Escrow Agent"; such agreement, the "Liquidating Trust Escrow Agreement"), pursuant to which the Trust shall be entitled to request funds for the purpose of paying a portion of any contingent or other liabilities of the Corporation which may arise in the future, all in accordance with the further terms of this Trust Agreement and the Liquidating Trust Escrow Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein:

                                   ARTICLE I.

                              Transfer To Trustees

     1.1. Transfer to Trustees; Sale of Omnicom Stock; Trust Income. (a) On the Distribution Date under (as defined in) that certain Asset Purchase Agreement dated ___________, 1995 among Omnicom Group Inc., TBWA International Inc., Advertising and the Corporation (the "Purchase Agreement"), the Corporation shall, on behalf of the Stockholders, hereby transfer and assign to the Trustees, and the Trustees shall hereby accept, the Corporation's


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

entire right, title and interest in and to the Omnicom Stock described in Schedule A attached hereto and made a part hereof (the "Trust Property") and all income from investment and reinvestment (in accordance with Section 4.2 hereof) in respect thereof (the "Trust Income"). The Trust Property shall include all Omnicom Stock received from time to time by the Trustees, on behalf of the Stockholders, as distributions pursuant to the Omnicom Indemnification Escrow Agreement and all funds received from the Liquidating Trust Escrow Fund pursuant to Liquidating Trustee Requests in accordance with Section 3.4 hereof.

     (b) The Trustees shall, forthwith upon receipt of any Omnicom Stock (whether pursuant to Section 1.1(a), pursuant to the Omnicom Indemnification Escrow Agreement or otherwise) sell such Omnicom Stock and retain the cash proceeds of such sale, net of reasonable and customary brokers fees and other costs and expenses of such sale, as Trust Property for application in accordance with this Trust Agreement. The Trustees shall liquidate any other type of property received for deposit in the Trust in such manner as they deem appropriate and retain the cash proceeds of such sale, net of reasonable costs and expenses of such sale, as part of the Trust Property for application in accordance with this Trust Agreement.

     (c) The Trust Income shall include any cash and other taxable dividends paid to the Trustees, on behalf of the Stockholders, in respect of Omnicom Stock on deposit under the Omnicom Indemnification Escrow Agreement. The Trust Income shall be segregated from the Trust Property and maintained, invested and distributed by the Trustees in accordance with this Trust Agreement.

     1.2. Intention of Parties. It is the intention of the parties that the Trustees shall acquire title to the Trust Property so that the liquidation and dissolution of the Corporation shall be completed as soon as is practicable. Although the Corporation has transferred the Trust Property directly to the Trustees, the parties intend that, for Federal income tax purposes only, such transfer is to be considered in substance a transfer from the Corporation to the Former Stockholders (as hereinafter defined) and from them to the Trustees. The Trust Property is transferred and assigned to the Trustees, and the Trustees shall hold and deal with the Trust Property, in trust for the sole benefit of the Beneficiaries (as hereinafter defined), on the terms and conditions herein set forth.


                                  ARTICLE II.

                                 Beneficiaries

     2.1. Stockholders as Beneficiaries. A list of the Stockholders as of the date of the closing of the transfer books of the Corporation (which date shall be the Closing Date under the Purchase Agreement) (collectively, the "Former Stockholders") is set forth in Schedule B attached hereto and made a part hereof. The Former Stockholders shall be the initial Beneficiaries with the same beneficial interest ("Beneficial

Interest") in the Trust as shown on Schedule B. For this purpose, the term Beneficial Interest shall mean, for each Beneficiary, the percentage determined by dividing the number of Class A and Class B shares of common stock of the Corporation (the "Common Stock") held by the Beneficiary on the date of the closing of the transfer books of the Corporation by the total number of shares of Common Stock outstanding on such date. For ease of administration, the Trustees may, if they so elect, express the Beneficial Interest of each Stockholder in terms of units. Each distribution by the Trustees to the Beneficiaries shall be made to the Former Stockholders, or their legal representatives or successor in interest authorized by Section 2.3 (together with the Former Stockholders, the "Beneficiaries"), pro rata according to their Beneficial Interest in the Trust.

     2.2. Record of Beneficiaries.The Trustees shall maintain at their place of business a record of the names of each Beneficiary and his Beneficial Interest in the Trust.

     2.3. Surrender of Stock Certificates; No Trust Certificates. (a) Each Beneficiary must surrender his certificates representing ownership of Common Stock (the "Stock Certificates") as a condition to his entitlement to any distribution from the Trust. If and to the extent that a Beneficiary fails to surrender his Stock Certificate(s), his share of any distribution will be retained by the Trustees until he surrenders his Stock Certificate(s), or until he furnishes an


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

indemnity bond or evidence of loss or destruction satisfactory to the Trustees in the event of loss or destruction thereof.

     (b) The rights of Beneficiaries in to and under the Trust Property and the Trust Income shall not be represented by any form of certificate or instrument.

     2.4. Transfer of Interests. The Beneficial Interest of a Beneficiary in the Trust may not be transferred in any manner whatsoever (including, without limitation, by sale, exchanges, gift, pledge or creation of a security interest), except (a) by bequest or inheritance in the case of an individual Beneficiary, or (b) by operation of law.

     2.5. Missing Beneficiaries. A "Missing Beneficiary" shall be defined as (a) a Stockholder who has neither surrendered his Stock Certificates nor provided the Trustees with an indemnity bond in the event of loss or destruction thereof, or (b) a Beneficiary who has not cashed one or more checks issued to him by the Corporation in payment of liquidating distributions or has not receipted for the delivery of property addressed to him as part of a liquidating distribution. If a notice or distribution is mailed by the Trustees to a Beneficiary and either the notice is returned by the United States Postal Service to the Trustee as undeliverable or any check included in such notice is not cashed within a reasonable period of time, such Beneficiary shall thereafter be a Missing Beneficiary.

                                  ARTICLE III
                                       .
             Purpose, Limitations and Distribution to Beneficiaries

     3.1.  Purpose of Trust. This Trust is established for the sole purposes of:
(a) holding the Trust Property transferred to it by the Corporation on behalf of the Beneficiaries, enforcing the rights of the Beneficiaries thereto; (b) collecting the income thereon; (c) satisfying the following liabilities (collectively, "Trust Liabilities") of the Corporation (in each case other than the liabilities assumed by TBWA International Inc. pursuant to the Purchase Agreement): (i) all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Corporation or the Trustees, (ii) any claim which is the subject of a pending action, suit or proceeding against the Corporation and (iii) claims which, based on facts known to the Corporation or the Trustees, are likely to arise or become known to the Corporation or the Trustees within 10 years after the date hereof; (d) distributing the Trust Property and the Trust Income to the Beneficiaries; and
(e) taking such other action as is necessary to conserve and protect the Trust Property and the Trust Income and to provide for the orderly liquidation of any and all of the Trust Property. Under no circumstances shall the Trust or the Trustees hereunder (1) have any power to engage in any trade or business, or in any other activity except as is necessary to the orderly liquidation of any and all of the Trust Property, and (2) except for the receipt of Omnicom Stock, on behalf of the Stockholders, pursuant to the Omnicom Indemnification Escrow Agreement or Section 1.1(a) hereof, receive transfers of any listed stocks or securities, any readily-marketable assets or any operating assets of an on-going business.

     3.2. Operation of Trust; Notice Under Liquidating Trust Escrow Agreement. The Trustees shall receive and hold all the Trust Property and shall from time to time pay over to the Beneficiaries any cash which is received as the result of the (a) collection of any Trust Income, and (b) any disposition of the Trust Property (which cash proceeds shall constitute Trust Property). Such distributions shall be made at least (a) once annually with respect to Trust Property and (b) at the end of each fiscal quarter with respect to Trust Income, in each case pro rata according to the Beneficiaries' respective Beneficial Interest in the Trust, provided, however, that no distribution of Trust Property shall be made to Beneficiaries without first satisfying or adequately providing for (i) a reserve for all remaining Trust Liabilities, (ii) a reserve for the reasonable expenses incurred or to be incurred by the Trustees, and (iii) a reasonable reserve for payments to be paid to Missing Beneficiaries.

     Pursuant to Section 2.1 of the Liquidating Trust Escrow Agreement, the Trustees shall give the Liquidating Trust Escrow Agent three business days prior notice before making any distribution of Trust Property to the Stockholders, and the

Trustee shall indicate to the Liquidating Trust Escrow Agent the pro rata portion of the Trust Property to be so distributed.

     3.3. No Payment to the Corporation. In no event shall the Trustees convey to the Corporation any Trust Property or Trust Income.

     3.4 Requests for Funds Pursuant to the Liquidating Trust Escrow Agreement. Pursuant to Section 2.2 of the Liquidating Trust Escrow Agreement, three business days prior to the making of any payment in respect of any Trust Liability pursuant to this Trust Agreement, the Liquidating Trustee shall deliver a request (a "Liquidating Trustee Request") to the Liquidating Trust Escrow Agent specifying the total amount of the payment to be made under this Trust Agreement (and setting forth the calculations described below), requesting reimbursement for a specified portion of such payment from the "Liquidating Trust Escrow Fund" maintained pursuant to the Liquidating Trust Escrow Agreement and certifying that such liability has become due and payable. The amount of funds so requested shall be equal to (x) the total amount of the payment to be made under this Trust Agreement multiplied by (y) a fraction, the numerator of which equals the total amount of funds then on deposit in the Liquidating Trust Escrow Fund (before making the requested payment) and the denominator of which equals (1) the numerator plus (2) the amount of Trust Property then on deposit (before making the required payment). Pursuant to Section 2.2 of the Liquidating Trust Escrow Agreement, the Liquidating Trust Escrow

Agent shall provide the Trustees with any information requested by it for the purposes of making the foregoing calculation. The Liquidating Trust Escrow Agent shall promptly distribute to the Trustees from the Liquidating Trust Escrow Fund the funds requested in any such validly made Liquidating Trustee Request; provided that if insufficient assets remain in the Liquidating Trust Escrow Fund to satisfy such request, the Liquidating Trust Escrow Agent shall distribute all such remaining assets to the Trustees and the Liquidating Trustee Request shall be deemed to be satisfied in full by such distribution.


                                  ARTICLE IV.

                             Authority of Trustees

     4.1. Authority of Trustees. Among the other powers stated herein, in connection with the administration of this Trust, the Trustees in their fiduciary capacity may exercise the following powers, authority and discretion:

          (a) to hold legal title to any and all rights of the Beneficiaries in or arising from the sale of any Trust Property, and to receive and collect any and all payments due in connection with any such sales;

          (b) to receive, hold, maintain, grant, sell, exchange, convey, release, assign or otherwise transfer legal title to any Trust Property;

          (c) to execute and deliver, upon proper payment, partial and complete releases of any third-party obligations transferred to the Trust;

          (d) to protect and enforce the rights vested in the Trustees to the Trust Property by this Trust Agreement by any method deemed appropriate, including, without limitation, by judicial proceedings;

          (e) to take any steps necessary to establish clear title to any Trust Property;

          (f) to employ legal counsel, accountants, advisors, custodians and other agents in connection with the administration or termination of this Trust, to delegate to them any powers of the Trustees, and to pay out of the Trust Property to such legal counsel, accountants, advisors, custodians and other agents reasonable compensation for services rendered;

          (g) to file, if necessary, any and all tax returns in connection with the Trust created hereby and to pay any taxes properly payable by the Trust, if any, out of the Trust Property;

          (h) to select a fiscal year for the Trust;

          (i) to satisfy any and all liabilities of the Corporation which are not paid or otherwise discharged;

          (j) to continue to indemnify the officers, directors, employees and agents (including, without limitation, the Trustees hereunder) of the Corporation, as provided in its Certificate of Incorporation or By-Laws and the laws of the State of Delaware, and to obtain and maintain such insurance (the cost of such insurance to be deemed a Trust Liability for purposes of this Trust Agreement) covering the Corporation's obligations to indemnify as they, in their discretion deem necessary, desirable or appropriate;

          (k) to serve as the party designated to act for the Corporation and for and on behalf of the Stockholders under each of the Omnicom Indemnification Escrow Agreement and the Liquidating Trust Escrow Agreement, to make claims under each such agreement and to respond to the assertion of claims for indemnification under the Omnicom Indemnification Escrow Agreement;

          (l) to compromise, adjust, arbitrate, sue on or defend, abandon or otherwise deal with and settle claims in favor of or against this Trust as the Trustees shall deem best; and

          (m) to take any steps necessary to enforce the choice of law provisions set forth in Section 11.2 of this Trust Agreement.

     4.2. Limitation of Trustees' Investment Authority. The Trustees shall not engage in any income producing activity, except that the Trustees may keep the Trust Property and the Trust Income invested in (a) obligations of, or obligations which are guaranteed by, the United States of America, (b) obligations issued or guaranteed by any instrumentality or agency of the United States of America or the District of Columbia and (c) banker's acceptances of, or certificates of deposit or prime commercial paper issued by, time deposits or a money market account with, any commercial bank having undivided capital and surplus aggregating at least $100,000,000, in each case which have a maturity of 90 days or less.

                                   ARTICLE V.

                                  The Trustees

     5.1. Generally. The Trustees shall perform such duties, and only such duties, as are specifically set forth in this Trust Agreement or are reasonably implied for the administration of this Trust. All actions to be taken by the Trustees shall be by the affirmative consent of a majority of the Trustees then serving. A nonconcurring Trustee shall not be liable for any act or failure to act of the other Trustees.

     5.2. Liability of Trustees. No provision of this Trust Agreement shall be construed to relieve the Trustees from liability for their own negligent actions, their own negligent failure to act or their own fraud or willful misconduct, except that:

          (a) the Trustees shall be liable only for the performance of such duties and obligations as are specifically set forth in this Trust Agreement; and

          (b) the Trustees shall not be liable for any error of judgment made in good faith, or with respect to any action taken or omitted to be taken in good faith, unless the Trustees were grossly negligent.

     5.3.  Reliance by Trustees. Except as otherwise provided in Section 5.2:

          (a) the Trustees may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper of document believed by them to be genuine and to have been signed or presented by the proper party or parties;

          (b) the Trustees may consult with legal counsel to be selected by them, and the Trustees shall not be liable for any action taken or omitted to be taken by them in accordance with the advice of such counsel; and

          (c) persons dealing with the Trustees shall look only to the Trust Property to satisfy any liability incurred by the Trustees to such person in carrying out the terms of this Trust, and the Trustees shall have no personal obligation to satisfy any such liability.

     5.4. Safekeeping of Trust Assets. All moneys and other assets received by the Trustees shall, until distributed or paid over as herein provided, be held in trust for the benefit of the Beneficiaries, but need not be segregated from other trust assets, unless and to the extent required by law and except that the Trust Income shall be segregated pursuant to Section 1.1(c) hereof. The Trustees shall be under no liability for interest or producing income on any moneys received by them hereunder and held for distribution or payment to the Beneficiaries, except as such interest shall actually be received by the Trustees.


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

     5.5. Expense Reimbursement and Compensation.The Trustees shall be entitled to reimburse themselves out of the Trust Property and the Trust Income, against and from any and all loss, liability, expense or damage which the Trustees may sustain in good faith and without willful misconduct, gross negligence or fraud in the exercise and performance of any of the powers and duties of the Trustees under this Trust Agreement, and may receive reasonable compensation out of the Trust Property and the Trust Income for serving as Trustees hereunder.

     5.6.  No Bond. The Trustees shall serve without bond.

     5.7. Indemnification of Trustees. The Trustees shall be indemnified to the maximum extent permissible by the laws of the State of Delaware to officers and directors incorporated in that State, and may reimburse themselves out of the Trust Property and the Trust Income, against and from any and all loss, liability, expense or damage which the Trustees may sustain in good faith and without willful misconduct, gross negligence or fraud in the exercise and performance of any of the powers and duties of the Trustees under this Trust Agreement.

                                  ARTICLE VI.

                               Successor Trustee

     6.1. Specific Successors. In the event of the death, disability, resignation or removal of Thomas Patty, or in the event he is otherwise unable to service as a Trustee, _________ shall replace him as a successor Trustee. In the event of the death, disability, resignation or removal of David C. Wiener, or if he is otherwise unable to serve as a Trustee, _____________ shall replace him as a successor Trustee.

     6.2. Resignation and Removal. Any Trustee may resign by giving not less than sixty days' prior written notice thereof to the remaining Trustee(s). Such resignation shall become effective on the day specified in such notice or upon the appointment of a successor and the acceptance by such successor of such appointment, whichever is earlier. Any Trustee may be removed at any time, with or without cause, by Beneficiaries having an aggregate Beneficial Interest of more than 50 percent.

     6.3. Appointment of Successor. Subject to the provisions of Section 6.1 in the event of any vacancy in the office of Trustee, a successor Trustee shall be appointed by Beneficiaries having an aggregate Beneficial Interest of more than 50 percent.

     6.4. Acceptance of Appointment by Successor Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall file such acceptance with the Trust records. Thereupon, such successor Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of his predecessor in the Trust with the like effect as if originally named herein; provided, however, that a retiring Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee


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

under the Trust all the estates, properties, rights, powers and trusts of such predecessor Trustee.

                                  ARTICLE VII.

                            Reports to Beneficiaries

     7.1. Reports to Beneficiaries.As soon as practicable after the end of each calendar year, and upon termination of the Trust, the Trustees shall submit a written report and account to the Beneficiaries showing (i) the assets and liabilities of the Trust at the end of such calendar year or upon such termination and the receipts and disbursements of the Trustees for such period,
(ii) any changes in the Trust Property or Trust Income not previously reported, and (iii) any action taken by the Trustees in the performance of their duties which materially affects the Trust. The Trustees may submit similar reports for such interim periods as they deem advisable. In addition, as soon as practicable after the close of each calendar year, the Trustees shall supply each Beneficiary with a statement reflecting information which may be helpful in determining the amount of taxable income from the Trust that the Beneficiary should include in his Federal income tax return.


                                 ARTICLE VIII.

                              Termination of Trust

     8.1. Termination of Trust. This Trust Agreement shall terminate upon the later of (a) three years and six months from the date of this Trust Agreement or upon the payment to the Beneficiaries of all of the Trust Property and Trust Income, whichever is earlier and (b) the termination of the Omnicom Indemnification Escrow Agreement; provided, however, that Trust Property and Trust Income which would otherwise be distributed to Missing Beneficiaries shall continue to be held by the Trustees until each Missing Beneficiary is located and distribution can be made to him, or until such earlier time as the Trustees, acting pursuant to and in accordance with applicable law, shall distribute the Trust Property and Trust Income theretofore held in trust for the Missing Beneficiaries; provided further, however, that this Trust Agreement shall continue to exist for a reasonable period beyond the date on which this Trust Agreement would otherwise terminate for the limited purpose of discharging any Trust Liabilities.

                                  ARTICLE IX.

                                   Amendment

     9.1. Method of Amendment. The Beneficiaries shall have the right at any time by vote of Beneficiaries having an aggregate Beneficial Interest of more than 50 percent to alter, amend or revoke this Trust Agreement in whole or in part, provided, however, that (i) any such alteration or amendment which shall affect the duties of the Trustees hereunder shall not become effective until consented to by each of the Trustees in writing, (ii) no such alteration or amendment shall cause any of the Trust Property or the Trust Income to be reconveyed to the Corporation, cause the Trustees to engage in any activity other than that appropriate for liquidating trustees or prejudice the rights of creditors of the Corporation and (iii) for so long as the Omnicom Indemnification Escrow Agreement remains in effect, no such alteration or amendment shall cause the Trustees (or any duly appointed successor) to cease in its capacity as agent for the Stockholders under the Omnicom Indemnification Escrow Agreement.

     9.2. Effect of Revocation.In the case of revocation, the Trustees, as soon as is practicable and in no event later than one (1) year from the date of their receipt of written notice thereof, shall distribute all cash held in trust to the Beneficiaries pro rata according to their respective Beneficial Interest and distribute the rights to any other Trust Property and the Trust Income held by the Trustees to the Beneficiaries by whatever means they shall deem appropriate, and in this latter regard, reliance on opinion of counsel shall be full and complete authorization and protection for any such action taken hereunder; provided, however, that any Trust Property or the Trust Income which would otherwise be distributable to Missing Beneficiaries shall continue to be held by the Trustees until each such Missing Beneficiary is located and distribution can be made to him, or until such earlier time as the Trustees acting pursuant to and in accordance with applicable law shall distribute the Trust Property and the Trust Income theretofore held in trust for such Missing Beneficiaries. In the case of revocation, the Trustees shall be authorized to pay out of the Trust Property and the Trust Income the reasonable costs, including attorneys' fees, of effecting the complete distribution of the Trust Property and the Trust Income to the Beneficiaries.


                                   ARTICLE X.

                           Meetings of Beneficiaries

     10.1. Purpose of Meetings. Meetings of Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article X for the purpose of taking any action which Beneficiaries are required or permitted to take under the terms of this Agreement or applicable law.

     10.2. Meetings Called by Trustees. The Trustees may at any time call a meeting of the Beneficiaries to be held at such time and at such place as the Trustees shall determine. Notice of any meeting of the Beneficiaries shall be given by the Trustees (or by the Beneficiaries in the event the Trustees shall fail to give notice after a request by the Beneficiaries pursuant to Section 10.3). Such notice shall set forth the time and place of the meeting and in general terms the action to be proposed at the meeting, and shall be mailed not more than 60 nor less than 10 days before the meeting is to be held to all of the Beneficiaries as of a record date not more than 60 days before the date of the meeting.

     10.3. Meetings Called on Request of Beneficiaries. Within 30 days after request to the Trustees by Beneficiaries having an aggregate Beneficial Interest of at least 25 percent to call a meeting of all of the Beneficiaries, which request shall specify in reasonable detail the action to be proposed, the

Trustees shall call a meeting of the Beneficiaries pursuant to Section
10.2. If the Trustees fail to call such meeting within such 30-day period, such meeting may be noticed by Beneficiaries having an aggregate Beneficial Interest of at least 25 percent, or by their designated representative.

     10.4. Persons Entitled to Vote at Meetings of Beneficiaries. Each Beneficiary as of the record date shall be entitled to vote at a meeting of the Beneficiaries, either in person or by his proxy duly authorized in writing. The signature of the Beneficiary on such written authorization need not be witnessed or notarized.

     10.5. Quorum. At any meeting of Beneficiaries, the presence of Beneficiaries having an aggregate Beneficial Interest of at least 50 percent of the aggregate Beneficial Interest of all Beneficiaries shall be necessary to constitute a quorum. If less than a quorum is present, Beneficiaries having an aggregate Beneficial Interest of more than 50 percent of the aggregate Beneficial Interest of all Beneficiaries represented at the meeting may adjourn such meeting with the same effect and for all intents and purposes as though a quorum had been present.

     10.6. Adjournment of Meetings. Any meeting of Beneficiaries may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

     10.7. Conduct of Meetings. The Trustees shall appoint a Chairperson and a Secretary of the meeting. The vote upon any resolution submitted to any meeting of Beneficiaries shall be by written ballot. Two Inspectors of Votes, appointed by the Chairperson of the Meeting, shall count all votes cast at the meeting for or against any resolution and shall make and file with the Secretary of the meeting their verified written report.

     10.8. Record of Meetings. A record of the proceedings of each meeting of Beneficiaries shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Trustees to be preserved by them. Any record so signed and verified shall be conclusive evidence of the matters therein stated.


                                  ARTICLE XI.

                            Miscellaneous Provisions

     11.1. Intention of Parties to Establish Trust. This Trust Agreement is not intended to create, and shall not be interpreted as creating, an association, partnership or joint venture of any kind. It is intended as a trust to be governed and construed in all respects as a trust.

     11.2. Laws as to Construction. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     11.3. Separability. In the event any provision of this Trust Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

     11.4. Notices. Any notice or other communication hereunder shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the person for whom such notice is intended at his address last known to the person giving such notice.

     IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers, all as of the date first above written.

                                       CHIAT/DAY HOLDINGS, INC.
                                         on behalf of its stockholders

                                       By:  ______________________________


                                            ------------------------------
                                               Thomas Patty, as Trustee


                                            ------------------------------
                                               David C. Wiener, as Trustee

STATE OF NEW YORK                   )
                                    )ss.:
COUNTY OF NEW YORK                  )

     On the __th day of _________, 1995 before me personally came ___________ to me known, who, being by me duly sworn, did depose and say that he resides at ________________, ________, ________; that he is the _________ of Chiat/Day
Holdings, Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by order to the board of directors of said corporation.


                                             ------------------------------
                                             Notary Public




STATE OF NEW YORK                   )
                                    )ss.:
COUNTY OF NEW YORK                  )

     On the __th day of _________, 1995 before me personally came Thomas Patty and David C. Wiener, respectively, to me known, and known to me to be the persons described in and who executed the foregoing instrument, and they acknowledged to me that they executed the same.



                                             ------------------------------
                                             Notary Public

                                                                      SCHEDULE A

                                 TRUST PROPERTY

                                                                      SCHEDULE B

                                STOCKHOLDER LIST




                                       27